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                                                              Exhibit 23.1

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Equity Office Properties Trust for the registration of common shares of beneficial interest related to the merger with Cornerstone Properties Inc. and to the incorporation by reference of our report dated February 8, 2000, except for Note 24, as to which the date is February 15, 2000 on the consolidated financial statements of Equity Office Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP
                                                    Ernst & Young LLP




Chicago, Illinois
March 27, 2000